Exhibit 99.1

                            EXPLANATION OF RESPONSES

This Form 3 and the Form 3 filed on the same date hereof by GSC Recovery
II, L.P. ("Recovery II") and affiliates are reporting beneficial ownership of the same securities. The shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Viasystems Group, Inc. (the "Company") are held directly by VG Holdings, LLC ("VG Holdings"). Each of Recovery II, GSC Recovery IIA, L.P. ("Recovery IIA"), GSC Partners CDO Fund, Limited ("CDO") and GSC Partners CDO Fund II, Limited ("CDO II" and collectively with Recovery II, Recovery IIA and CDO, the "GSC VG Members" are parties to the Limited Liability Company Agreement of VG Holdings, dated as of February 11, 2010, among the GSC VG Members, Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF Equity Fund IV(1999), L.P., HMTF Private Equity Fund IV(1999), L.P., HM 4-SBS (1999) Coinvestors, L.P., HM 4-EQ (1999) Coinvestors, L.P., Hicks, Muse, PG-IV (1999), C.V. and TCW Shared Opportunities Fund III, L.P., pursuant to which such parties have agreed, among other things, to designate up to five (5) nominees for election to the board of directors of the Company and to cause the Common Stock held by VG Holdings to be voted in favor of such nominees. As a result, the such parties may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended. Each of the GSC VG Members disclaims beneficial ownership of the Company's Common Stock except to the extent of each entity's pecuniary interest in such Common Stock, and this report shall not be construed as an admission that a group exists.

Recovery II is a Delaware limited partnership. GSC Recovery II GP, L.P. is the general partner of GSC Recovery II, L.P. GSC RII, LLC is the general partner of GSC Recovery II GP, L.P. GSCP (NJ) Holdings, L.P. is the managing member of GSC RII, LLC. GSCP (NJ), L.P. is the manager of Recovery II. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

Recovery IIA is a Delaware limited partnership. GSC Recovery IIA GP, L.P. is the general partner of Recovery IIA. GSC RIIA, LLC is the general partner of GSC Recovery IIA GP, L.P. GSCP (NJ) Holdings, L.P. is the managing member of GSC RIIA, LLC. GSCP (NJ), L.P. is the manager of Recovery IIA. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

CDO and CDO II are Cayman Islands corporations. GSCP (NJ), L.P. is the collateral manager of CDO and CDO II. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P.

GSC Group, Inc. owns all of the outstanding capital stock of GSCP (NJ), Inc. GSCP Active Partners Holdings, L.P. owns all of the Class A Common Stock of GSC Group, Inc. GSC Active Partners, Inc. is the general partner of GSC Active Partners Holdings, L.P. Alfred C. Eckert III is an executive officer and stockholder of GSC Active Partners, Inc.

By virtue of each of the above entity's and individual's relationship with the GSC VG Members, each may be deemed to have shared voting and investment power over, and be the beneficial owner of, the shares of the Company's Common Stock owned by the GSC VG Members. Each of the above entities and individuals disclaims beneficial ownership of the Company's Common Stock except to the extent of each entity's and individuals pecuniary interest in such Common Stock.